ADVANCED SERIES TRUST

AST Franklin Templeton K2 Global Absolute Return Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 1st day of May 2014 between Prudential Investments LLC (PI), a New York limited liability company (the Manager), K2/D&S Management Co., L.L.C., a Delaware limited liability company (K2), Templeton Global Advisors Limited (Templeton Global), a Bahamian corporation, and Franklin Advisers, Inc., a California corporation (Franklin Advisers and collectively with K2 and Templeton Global, the Subadviser).

WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust (the Board), the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments, instruments, currencies, and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Board approved policies and procedures of the Trust as provided to it by the Manager (collectively, the Trust Documents) and with the instructions and directions of the Manager and of the Board, co-operate with the Manager's (or their designees') personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, and all federal laws, rules, and regulations applicable to the Subadviser’s performance of its duties under this Agreement. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required of it by the Securities and Exchange Commission (the Commission) with regard to its duties under this Agreement. The Manager shall provide Subadviser with timely copies of any updated Trust Documents and the Subadviser shall not be required to comply with the updated Trust Documents until it has received them from the Manager.

(iii) The Subadviser shall determine the securities, currencies, futures contracts and other investments and instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers, or futures commission merchants (including but not limited to any broker or dealer affiliated with the Manager or the Subadviser) to carry out actions with respect to brokerage in compliance with the Trust’s directed brokerage procedures and all applicable legal standards. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security, currency, futures contract, or other investment or instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities, currencies, futures contracts, or other investment or instrument so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall, solely with respect to the assets of the Trust which are under its management pursuant to this Agreement, and based on information obtained from the Trust’s administrator, custodian and other service providers, act in conformity with the requirements of the Internal Revenue Code of 1986, as amended (the Code), except that, unless otherwise requested in writing by the Trust or the Manager, the obligations of Subadviser under the Code are limited to the Trust’s compliance with Section 817(h) of the Code and the related rules and regulations promulgated thereunder. The parties acknowledge and agree that Subadviser shall be deemed to have complied with the requirements of Section 817(h) of the Code and the related rules and regulations promulgated thereunder if and to the extent that the Manager apprises Subadviser promptly after each quarter end of any potential non-compliance with such requirements and, if so advised, Subadviser , as directed by the Manager, takes prompt corrective action in the time period prescribed by Section 817(h) of the Code and the rules and regulations promulgated thereunder so that the Trust, in the aggregate, shall once again comply with such requirements.

(v) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities. Although the Subadviser may be required, at the request of the Manager, to consult with the Manager, the Board, or a committee of the Board in connection with the valuation of the Trust’s assets and to, at the Subadviser’s discretion, reasonably assist with other actions as contemplated under the Trust’s valuation procedures as approved by the Board, the parties to this Agreement acknowledge that the Subadviser shall not be deemed to be the Trust’s valuation agent and that the Subadviser shall not be responsible for determining the Trust’s net asset value per share or assisting in the calculation of the Trust’s net asset value per share.

(vi) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and The Manager understand and agree that if the Manager manages the Trust in a “manager-of-managers” style, the Manager will, among other things, (a) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (b) periodically make recommendations to the Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (c) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) K2 is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). K2 shall maintain such registration and membership in good standing during the term of this Agreement. Further, K2 agrees to notify the Manager promptly upon: (a) a statutory disqualification of K2 under Sections 8a(2) or 8a(3) of the CEA; (b) a suspension, revocation or limitation of K2’s commodity trading advisor registration or NFA membership; or (c) the institution of an action or proceeding that in the opinion of K2 could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which K2 is subject or has been advised it is a target. The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) The Subadviser may, to the extent permitted by its Code of Ethics and any other applicable internal policies and procedures, authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust and the Subadviser, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records consistent with document retention responsibilities under the 1940 Act, Advisers Act, and any applicable policies and procedures of the Subadviser. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance policies and procedures designed to ensure its compliance with the 1940 Act and the Investment Advisers Act of 1940.

(e) In furtherance of the Manager’s obligation to oversee the Subadviser’s compliance program under Rule 38a-1 under the 1940 Act, provided that a use and non-disclosure agreement or other similar agreement has been executed by the Manager and the Subadviser (or its affiliates) and is in effect, the Subadviser shall furnish to the Manager, upon their request, information relating to Subadviser’s performance of its duties under this Agreement and its conformity with such compliance program.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust’s portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(g) The Subadviser agrees to: (1) assist with evaluating whether market quotations are readily available for the Trust’s portfolio securities and whether those market quotations are reliable for purposes of valuing the Trust’s portfolio securities and determining the Trust’s net asset value per share; and (2) promptly notify the Manager upon the occurrence of any event with respect to any of the Trust’s portfolio securities that the Subadviser believes to be significant with respect to valuation of such portfolio security. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing securities of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a monthly fee equal to the annualized percentage of the Trust’s average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, or by nationally-recognized overnight delivery service: (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94404, Attention: General Counsel.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7 (a). The parties agree that the names of the Subadviser and its affiliates and all of their respective logos, trademarks, service marks or trade names and any derivatives of such (collectively, the Subadviser Property) are the valuable property of the Subadviser and its affiliates. During the term of this Agreement, the Manager agrees, subject to the terms of Section 7(b) of this Agreement, to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing: (i) five (5) business days (or such other time as may be mutually agreed) after receipt thereof with respect to prospectuses and proxy statements which refer to the Subadviser in any way and (ii) three (3) business days (or such other time as may be mutually agreed) after receipt thereof with respect to reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public which refer to the Subadviser in any way. Sales literature may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

(b) Notwithstanding the forgoing, the Manager and the Subadvisers agree that the Manager, their affiliates, and the Trust may use Subadviser Property without the approval of the Subadviser: (i) to identify the Subadviser as the subadviser to the Trust as required by law or governmental regulations; (ii) in marketing materials for the Trust provided that such use is limited to: (1) identifying Subadviser and the services performed for the Trust by the Subadviser; (2) providing information about the Subadviser or its portfolio managers that is accurately derived from information provided, or made public, by the Subadviser or its affiliates; and (3) naming the Portfolio “AST Franklin K2 Global Absolute Return Portfolio.” In addition, once a template for a particular type or class of sales literature or other materials prepared for distribution to Trust shareholders or the public which refer to the Subadviser in any way has been approved by the Subadviser in accordance with this Section 7 (each, an Approved Template), all such sales literature or other materials of the same type or class based on the Approved Template shall be considered approved by the Subadviser and neither the Manager nor their affiliates shall be required to separately submit each individual piece of such sales literature or other materials to the Subadviser for its review or written approval, provided, however, that no material change relating to the description of the Trust or the Subadviser Property is made to an Approved Template.

(c) Upon a termination or expiration of this Agreement, the Manager shall, as promptly as reasonably practicable after a termination or expiration of this Agreement: (i) supplement or otherwise amend the Prospectus to indicate that Subadviser no longer serves as a subadviser to the Trust and that the name of the Trust has been changed; (ii) discontinue any new production or publication of sales literature bearing any of the names “Franklin Advisers, Inc.,” “Franklin Templeton,” “K2 Advisors” or “K2” or any related name, mark, or logo; and (iii) “buckslip” or otherwise supplement sales literature in the possession of the Manager bearing any of the names “Franklin Advisers, Inc.,” “Franklin Templeton,” “K2 Advisors” or “K2” or any related name, mark, or logo to indicate that such firm no longer serves as a subadviser to the Trust. Notwithstanding the forgoing, the Manager may, after any termination or expiration of this Agreement, retain copies of sales literature or other materials bearing the name “Franklin Advisers, Inc.,” “Franklin Templeton,” “K2 Advisors” or “K2” or any related name, mark or logo only to fulfill applicable legal, compliance, and regulatory requirements, and for their document retention purposes.

8. The Subadviser may, upon the Manager’s review and written approval (which may be by electronic mail) of the relevant documents described below, as agent on behalf of the Trust, enter into: (y) brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts and (z) International Swaps and Derivatives Association, Inc. (ISDA) Master Agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, limited partnership agreements, repurchase agreements, and such agreements and other documentation as may be required for the purchase or sale, assignment, transfer, and ownership of any permitted investment. The Manager acknowledges and understands that the Trust and the Manager, as applicable, will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes as permitted hereunder.

9 (a). The Manager and the Subadviser acknowledge that, as of the date hereof, a third-party vendor that has been retained by the Trust and certain other registered investment companies advised by PI, AST, or their affiliates shall be responsible for the administration of securities class action claims for securities purchased by the Subadviser on behalf of the Trust. The Manager shall notify the Subadviser in the event of any material change to the process for administering class action claims on behalf of the Trust. Should the Subadviser receive class action notices or related materials for the Trust involving securities purchased by the Subadviser on behalf of the Trust, the Subadviser shall use good faith efforts to transmit copies of such notices or materials to such third party vendor. Subadviser also shall otherwise satisfactorily complete questionnaires or certifications provided to Subadviser by the Manager’s compliance personnel in connection with bankruptcy matters, cases, or claims involving securities owned by the Trust.

(b) When in the exercise of Subadviser’s discretion it determines that such action is in the Trust’s Portfolio’s best interest, The Manager, acting both on behalf of the Trust’s Portfolio and on their own behalf, hereby authorize Subadviser and appoint Subadviser as the Trust’s Portfolio’s attorney-in-fact, to (i) participate and otherwise act on behalf of the Trust’s Portfolio in connection with all matters arising in connection with any reorganization or restructuring, liquidation, bankruptcy, insolvency or similar event relating to an issuer (or a related party of such issuer) of securities held by the the Trust’s Portfolio and managed by Subadviser (collectively, the Authorized Matters) including, without limitation, acting on behalf of the Trust’s Portfolio as a member of any related creditor’s committee or a similar ad hoc or statutory committee, (ii) engage, or direct the applicable indenture trustee or similar entity to engage, professionals, including attorneys and financial advisors, to represent the Trust’s Portfolio’s interests with respect to the Authorized Matters, (iii) execute, file and deliver any necessary or appropriate documents in connection with the Authorized Matters, including, but not limited to, proofs of claim, transaction documents, certifications, representation letters, objections, releases of claims, powers of attorney, retainer agreements, and settlement agreements, and (iv) in general, perform any act for the Trust’s Portfolio in all matters relating to the Authorized Matters, as applicable (collectively, the Authorized Matters Service). The Manager, acting both on behalf of the Trust’s Portfolio and on its own behalf, further acknowledges and agrees that (x) notwithstanding any confidentiality provisions in this Agreement, information relating to the Trust’s Portfolio or the securities held by the the Trust’s Portfolio may be disclosed to third parties in connection with any Authorized Matter, (y) by filing a proof of claim on the Trust’s Portfolio’s behalf with respect to any Authorized Matter, Subadviser may waive the Trust’s Portfolio’s right to a jury trial and potential objections as to jurisdiction with respect to such Authorized Matter and (z) Subadviser shall take such action as it deems prudent in connection with Authorized Matters in Subadviser’s sole discretion, which may include the decision not to take any action. The Authorized Matters Service shall, if not sooner terminated, automatically terminate upon the termination of this Agreement. Notwithstanding the actions taken pursuant to this authorization, the Trust’s Portfolio and the Manager may take such other action, such as bringing legal action against the issuer of the security, as it may deem necessary.

10. Notwithstanding any other provision of this Agreement, the Subadviser may include the performance of the Trust attributable to the time period Subadviser provided services under this Agreement as part of any composite performance information of the Subadviser; provided, however, that neither the Subadviser nor any of its affiliates may use the Prudential logo, the “Rock” symbol or any other logo, trademark, service mark or trade name of Prudential Financial, Inc., the Manager, or any of its affiliates, and any derivatives of such without the express written consent of both The Manager except to the extent necessary to comply with legal or regulatory requirements.

11. The Manager understands, consents and agrees that performance of the Trust will not be the same as, and may differ significantly from, the performance of any mutual fund for which the Subadviser or its affiliates serves as investment adviser (referred to herein as a Franklin Templeton Fund), including any Franklin Templeton Fund that may have investment goals and strategies that are similar to that of the Fund, based on, but not limited to, the following factors: (i) differences in: inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or income retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements; (iv) legal restrictions or custodial issues, (v) legacy holdings in the Fund; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation, (vii) restrictions placed on the account (including country, industry or environmental and social governance restrictions); and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets. The Manager further understands, consents and agrees that any similarity of investment goals and strategies implemented by the Subadviser in connection with the Trust and any Franklin Templeton Fund is subject to, among other things, the discretion and decisions of the board of directors/trustees of the respective funds.

12. The Subadviser shall direct foreign exchange trading for unrestricted market portfolio trading purposes to broker/dealers on the basis of the Subadviser’s best execution analysis and obligations. As of the date hereof, the Manager make available to Subadviser conversion of currencies into and out of the base currency of the Trust in restricted markets and generally income repatriation transactions through the Trust’s custodian. The Manager shall notify the Subadviser in the event of any material change to the foreign currency conversion services provided by the Trust’s custodian.

13. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

14. This Agreement shall be governed by the laws of the State of New York.

15. If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18. This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:___/s/ Timothy S. Cronin ______________
Name: Timothy S. Cronin
Title: Senior Vice President

K2/D&S MANAGEMENT CO., L.L.C.

By:___/s/ Michael G. Sullivan ______________

Name: Michael G. Sullivan
Title: Director of Fund Operations

TEMPLETON GLOBAL ADVISORS LIMITED

By:___/s/ Norman J. Boersma ______________

Name: Norman J. Boersma
Title: President

FRANKLIN ADVISERS, INC.

By:___/s/ Christopher J. Molumphy ______________

Name: Christopher J. Molumphy
Title: Chief Investment Officer

SCHEDULE A

ADVANCED SERIES TRUST

[this schedule has been revised for this agreement and

is not marked to show changes from prior agreements]

As compensation for services provided by Franklin Advisers, Inc., K2/D&S Management Co., L.L.C., and Templeton Global Advisors Limited (collectively, Subadviser), Prudential Investments LLC will pay Subadviser an advisory fee on the average net assets managed by Subadviser that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee Rate*
AST Franklin Templeton K2 Global Absolute Return Portfolio

0.35% of average daily net assets to $250 million;

0.34% on next $250 million of average daily net assets;

0.33% on next $250 million of average daily net assets;

0.32% on next $250 million of average daily net assets; and

0.30% over $1 billion of average daily net assets.

* Subadviser has agreed to a contractual fee waiver arrangement that applies to the AST Franklin Templeton K2 Global Absolute Return Portfolio (Portfolio). Under this arrangement, the Subadviser will waive its subadvisory fee for the Portfolio in an amount equal to the affiliated acquired fund subadvisory fee paid to the subadviser. In addition, the Subadvisor will waive its subadvisory fee for the Portfolio in an amount equal to the management or subadvisory fee the Subadviser receives in connection with managing any such unaffiliated acquired funds. Notwithstanding the foregoing, the subadvisory fee waiver will not exceed 100% of the subadvisory fee.